Ply Gem Reports Fourth Quarter 2017 Results

•	Net sales increased 11.8% to $516.9 million for the fourth quarter.

•	Net income increased 118.7% to $14.6 million for the fourth quarter.

•	Adjusted EBITDA increased 13.7% to $51.0 million for the fourth quarter.

•
Leverage ratio improved to 3.4x for the year ended December 31, 2017 compared to 3.7x for the comparable 2016 period reflecting $40.0 million in voluntary Term Loan Facility payments made during the fourth quarter of 2017.

Cary, NC (BUSINESS WIRE) March 5, 2018 - Ply Gem Holdings, Inc. (“Ply Gem” or the “Company”) (NYSE: PGEM), a leading manufacturer of exterior building products in North America, today announced financial results for the quarter ended December 31, 2017.

Fourth Quarter 2017 Highlights:

•	Total net sales for the fourth quarter increased 11.8% to $516.9 million.

•	Operating earnings increased $5.7 million to $34.4 million compared to the fourth quarter of 2016.

•	Net income for the fourth quarter increased $7.9 million to $14.6 million from the fourth quarter of 2016.

•	Adjusted EBITDA increased $6.1 million to $51.0 million compared to $44.9 million for the fourth quarter of 2016.

•	Basic earnings per share was $0.21 for the fourth quarter of 2017 compared to $0.10 for the 2016 period.

•	Adjusted basic earnings per share was $0.16 for the fourth quarter of 2017 compared to $0.14 for the fourth quarter of 2016.

Year End 2017 Highlights:

•	Total net sales for the year ended December 31, 2017 increased 7.6% to $2,056.3 million.

•	Operating earnings increased $5.8 million to $174.3 million compared to the year ended December 31, 2016.

•	Net income decreased $7.2 million to $68.3 million for 2017 from $75.5 million for 2016 due to higher income tax expense partially offset by a lower tax receivable agreement adjustment.

•	Adjusted EBITDA increased to $236.3 million or 3.2% compared to the year ended December 31, 2016.

•	Basic earnings per share was $1.00 for 2017 compared to $1.11 for 2016.

•	Adjusted basic earnings per share was $0.99 for 2017 compared to $1.31 for 2016.

“On January 31, 2018, Ply Gem entered into a definitive agreement under which Clayton, Dubilier & Rice ("CD&R") will acquire Ply Gem for $21.64 per share in cash, representing a go-private transaction valued at approximately $2.4 billion,” said Gary E. Robinette, Ply Gem’s Chairman and CEO. “CD&R also entered into a definitive agreement to acquire Atrium Windows & Doors (Atrium) with the intent of combining Atrium with Ply Gem. The expectation is these two acquisitions will close during the second quarter of 2018, and we believe the new Ply Gem will continue to provide our customers with exceptional value and service while generating long-term growth and value creation for the shareholders of the new combined company.” Robinette continued, “In light of the CD&R transaction, Ply Gem will not be holding a quarterly earnings call in conjunction with today’s release.”

Commenting on the Company’s results, Shawn K. Poe, Ply Gem’s Chief Financial Officer stated, “In the fourth quarter, we continued to drive financial improvements within our business segments despite the product demand and input cost headwinds related to the residual impact of Hurricanes Harvey and Irma. We achieved incremental year-over-year quarterly adjusted EBITDA growth of 13.7% and a record fourth quarter adjusted EBITDA of $51.0 million.” Poe, continued, “As a result of our strong performance during 2017, we strengthened our balance sheet by generating in excess of $100 million in operating cash flow and achieving an adjusted EBITDA of $236.3 million. We continue to focus on our debt leverage, and on November 3, 2017 made a $40 million voluntary payment on our long-term debt under our Term Loan Facility, which when combined with our previous 2016 payments total a cumulative $200 million voluntary reduction in our long-term debt which demonstrates Ply Gem’s ability to generate meaningful cash flow.”

Fourth Quarter 2017 Financial Results
Net sales increased $54.6 million or 11.8% to $516.9 million compared to $462.3 million for the fourth quarter of 2016. The net sales increase was primarily driven by improved U.S. market demand, higher Canadian net sales, new business wins and higher average selling prices.

Gross profit margin was 21.3%, which represented a decrease of 110 basis points from the fourth quarter of 2016. The decrease in gross profit margin resulted from higher freight and raw material input costs for aluminum, PVC resin, and glass that were not fully offset with higher selling prices.

Operating earnings were $34.4 million, an increase of $5.7 million from the fourth quarter of 2016 reflecting higher net sales partially offset by higher material costs and SG&A expense.

Siding, Fencing and Stone
Siding, Fencing and Stone's net sales totaled $237.6 million, an increase of $30.4 million, or 14.7%, compared to $207.1 million for the fourth quarter of 2016. The net sales increase resulted primarily from improved U.S. market conditions, new business wins, increased market share in the U.S. and Canada, and higher average selling prices. Gross profit margin for the quarter ended December 31, 2017 was 24.2%, a decrease of 220 basis points from 26.4% for the quarter ended December 31, 2016. The decrease in gross margin percentage resulted from higher raw material input costs, specifically PVC resin and aluminum and higher freight costs that fully offset the 14.7% net sales increase. The unfavorable commodity and freight costs were primarily attributed to Hurricanes Harvey and Irma.

Windows and Doors
Windows and Doors' net sales totaled $279.3 million, an increase of $24.1 million, or 9.5%, compared to $255.2 million for the fourth quarter of 2016. The net sales increase for the quarter ended December 31, 2017 can be attributed to improved U.S. and Canadian market demand conditions which favorably impacted our new construction and repair and remodeling business and higher average selling prices.

Gross profit margin was 18.9% for the quarter ended December 31, 2017 decreasing from 19.1% for the quarter ended December 31, 2016. The gross profit decrease of 20 basis points resulted from increased commodity costs, mainly PVC resin, aluminum and glass, partially offset by higher average selling prices from the continued improvement in our new construction business.

About Ply Gem
Ply Gem is a leading manufacturer of exterior building products in North America. Ply Gem produces a comprehensive product line of windows and patio doors, vinyl and aluminum siding and accessories, designer accents, cellular PVC trim and mouldings, vinyl fencing and railing, stone veneer, engineered slate and shake roofing and gutterware, used in both new construction and home repair and remodeling in the United States and Canada. Ply Gem siding brands include Mastic Home Exteriors®, Variform®, NAPCO®, Mitten®, Cellwood®, Georgia-Pacific Vinyl Siding and Accessories, Durabuilt®, Ply Gem® Stone, Canyon Stone, Ply Gem® Trim and Mouldings, Ply Gem® Fence and Railing, Ply Gem® Shutters and Accents, Leaf Relief®, Leaf Logic®, and Monticello® Columns. Ply Gem windows and patio door brands include Ply Gem® Windows, Simonton® Windows, Mastic® Replacement Windows, Ply Gem® Canada, and Great Lakes® Window. The Company’s brands are sold through short-line and two-step distributors, pro dealers, home improvement dealers and big box retailers. Additionally, Ply Gem distributes a wide-variety of exterior building products including stone veneer, fencing, railing, windows, doors and architectural accents via export globally and offers installation services in western Canada under the Gienow® Renovations by Ply Gem brand. Ply Gem employs approximately 9,500 associates across North America. Visit www.plygem.com for more information.

Note: As used herein, the term “Ply Gem” refers to Ply Gem Holdings, Inc. and all its subsidiaries, including Ply Gem Industries, Inc., unless the context indicates otherwise. This term is used for convenience only and is not intended as a precise description of any of the separate corporations.

Forward-Looking Statements
This press release and oral statements made from time to time by our representatives may contain certain statements that are not historical facts, including information concerning possible or assumed future results of our operations. Those statements constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the results expressed in or implied by our forward-looking statements, including the availability and cost of raw materials and purchased components, the level of construction and remodeling activity, changes in general economic and business conditions, conditions affecting the industries we serve and our customers, the rate of sales growth, availability of labor force and efficiencies, product liability claims, our degree of leverage and other factors discussed in our news releases, public statements and/or filings with the Securities and Exchange Commission, including our most recent Annual and Quarterly Reports on Form 10-K and Form 10-Q. Many of these factors are outside of our control and all of these factors are difficult or impossible to predict accurately. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
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PLY GEM HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the three months ended
(Amounts in thousands, except share and per share data)	December 31, 2017	December 31, 2016

Net sales	$516,858	$462,293
Cost of products sold	406,724	358,809
Gross profit	110,134	103,484
Operating expenses:
Selling, general and administrative expenses	70,374	68,969
Amortization of intangible assets	5,328	5,786
Total operating expenses	75,702	74,755
Operating earnings	34,432	28,729
Foreign currency loss	(219)	(429)
Interest expense	(17,531)	(17,677)
Interest income	18	7
Loss on modification or extinguishment of debt	(2,106)	(7,097)
Tax receivable agreement liability adjustment	10,749	(268)
Income before provision (benefit) for income taxes	25,343	3,265
Provision (benefit) for income taxes	10,772	(3,398)
Net income	$14,571	$6,663
Net income attributable to common shareholders per share:
Basic	$0.21	$0.10
Diluted	$0.21	$0.10
Weighted average shares outstanding:
Basic	68,478,838	68,224,354
Diluted	69,124,302	68,450,467

	For the year ended
(Amounts in thousands, except share and per share data)	December 31, 2017	December 31, 2016

Net sales	$2,056,303	$1,911,844
Cost of products sold	1,587,790	1,449,570
Gross profit	468,513	462,274
Operating expenses:
Selling, general and administrative expenses	272,984	268,714
Amortization of intangible assets	21,271	25,064
Total operating expenses	294,255	293,778
Operating earnings	174,258	168,496
Foreign currency gain	1,363	299
Interest expense	(69,361)	(72,718)
Interest income	78	36
Loss on modification or extinguishment of debt	(2,106)	(11,747)
Tax receivable agreement liability adjustment	10,749	(60,874)
Income before provision (benefit) for income taxes	114,981	23,492
Provision (benefit) for income taxes	46,654	(51,995)
Net income	$68,327	$75,487
Net income attributable to common shareholders per share:
Basic	$1.00	$1.11
Diluted	$0.99	$1.10
Weighted average shares outstanding:
Basic	68,443,480	68,176,801
Diluted	69,006,968	68,324,146

The accompanying notes are an integral part of these unaudited condensed consolidated statements of operations.

1.The accompanying unaudited condensed consolidated statements of operations of Ply Gem Holdings, Inc. (the “Company”) do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.

The selected balance sheet data for the periods presented in Note 5 has been derived from the December 31, 2017 and 2016 audited consolidated financial statements of the Company and does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

The Company’s fiscal quarters are based on periods ending on the Saturday of the last week in the quarter. Therefore, the financial results of certain fiscal quarters will not be exactly comparable to the prior and subsequent fiscal quarters.

2.    We define adjusted EBITDA as net income plus interest expense (net of interest income), provision (benefit) for income taxes, depreciation and amortization, non-cash foreign currency loss (gain), non-cash loss on modification or extinguishment of debt, restructuring and integration expenses, customer inventory buybacks, litigation class action charges, and tax receivable liability adjustments. Other companies may define adjusted EBITDA differently and, as a result, our measure of adjusted EBITDA may not be directly comparable to adjusted EBITDA of other companies. Management believes that the presentation of adjusted EBITDA included in this press release provides useful information to investors regarding our results of operations because it assists both investors and management in analyzing and benchmarking the performance and value of our business. The Company has included adjusted EBITDA because it is a key financial measure used by management to (i) internally measure our operating performance and (ii) determine our incentive compensation programs. In addition, the Company's senior secured asset-based revolving credit facility has certain covenants that apply ratios utilizing this measure of adjusted EBITDA.

Adjusted EPS represents basic and diluted net income per share attributed to common shareholders adjusted to exclude the estimated per share impact of the specifically identified items used to calculate adjusted EBITDA described above, adjusted at the statutory tax rate of 35%.

Although we use adjusted EBITDA and adjusted EPS as financial measures to assess the performance of our business, the use of adjusted EBITDA and adjusted EPS is limited because it does not include certain material costs, such as interest and taxes, necessary to operate our business. Adjusted EBITDA and adjusted EPS included in this press release should be considered in addition to, and not as a substitute for, net earnings and earnings per share in accordance with GAAP as a performance measure. You are cautioned not to place undue reliance on adjusted EBITDA or adjusted EPS.

Certain amounts in this release have been subject to rounding adjustments. Accordingly, amounts shown as totals may not be the arithmetic aggregation of the individual amounts that comprise or precede them.

	Ply Gem Holdings, Inc.
(Amounts in thousands)	For the three months ended
	December 31, 2017	December 31, 2016
Net income	$14,571	$6,663
Interest expense, net	17,513	17,670
Provision (benefit) for income taxes	10,772	(3,398)
Depreciation and amortization	13,455	13,937
EBITDA	56,311	34,872
Non cash loss on foreign currency transactions	219	429
Customer inventory buybacks	2,809	410
Restructuring/integration expense	123	(80)
Litigation - class action charges, net	188	1,875
Tax receivable agreement liability adjustment	(10,749)	268
Loss on modification or extinguishment of debt	2,106	7,097
Adjusted EBITDA	$51,007	$44,871

	Ply Gem Holdings, Inc.
	For the three months ended
	December 31, 2017	December 31, 2016
Basic net income per share attributable to common shareholders	$0.21	$0.10
Release of deferred income tax valuation allowance (1)	—	(0.05)
Non cash loss on foreign currency transactions	—	—
Customer inventory buybacks	0.03	—
Restructuring/integration expense	—	—
Litigation - class action charges, net	—	0.02
Tax receivable agreement liability adjustment	(0.10)	—
Loss on modification or extinguishment of debt	0.02	0.07
Adjusted Basic EPS	$0.16	$0.14

Basic weighted average shares outstanding	68,478,838	68,224,354

Diluted net income per share attributable to common shareholders	$0.21	$0.10
Release of deferred income tax valuation allowance (1)	—	(0.05)
Non cash loss on foreign currency transactions	—	—
Customer inventory buybacks	0.03	—
Restructuring/integration expense	—	—
Litigation - class action charges, net	—	0.02
Tax receivable agreement liability adjustment	(0.10)	—
Loss on modification or extinguishment of debt	0.02	0.07
Adjusted Diluted EPS	$0.16	$0.14

Diluted weighted average shares outstanding	69,124,302	68,450,467

	Ply Gem Holdings, Inc.
(Amounts in thousands)	For the year ended
	December 31, 2017	December 31, 2016
Net income	$68,327	$75,487
Interest expense, net	69,283	72,682
Provision (benefit) for income taxes	46,654	(51,995)
Depreciation and amortization	53,247	56,403
EBITDA	237,511	152,577
Non cash gain on foreign currency transactions	(1,363)	(299)
Customer inventory buybacks	5,096	1,811
Restructuring/integration expense	1,669	433
Litigation - class action charges, net	2,058	1,875
Tax receivable agreement liability adjustment	(10,749)	60,874
Loss on modification or extinguishment of debt	2,106	11,747
Adjusted EBITDA	$236,328	$229,018

	Ply Gem Holdings, Inc.
	For the year ended
	December 31, 2017	December 31, 2016
Basic net income per share attributable to common shareholders	$1.00	$1.11
Release of deferred income tax valuation allowance (1)	—	(0.53)
Non cash gain on foreign currency transactions	(0.01)	—
Customer inventory buybacks	0.05	0.02
Restructuring/integration expense	0.02	—
Litigation - class action charges, net	0.02	0.02
Tax receivable agreement liability adjustment	(0.10)	0.58
Loss on modification or extinguishment of debt	0.02	0.11
Adjusted Basic EPS	$0.99	$1.31

Basic weighted average shares outstanding	68,443,480	68,176,801

Diluted net income per share attributable to common shareholders	$0.99	$1.10
Release of deferred income tax valuation allowance (1)	—	(0.53)
Non cash gain on foreign currency transactions	(0.01)	—
Customer inventory buybacks	0.05	0.02
Restructuring/integration expense	0.02	—
Litigation - class action charges, net	0.02	0.02
Tax receivable agreement liability adjustment	(0.10)	0.58
Loss on modification or extinguishment of debt	0.02	0.11
Adjusted Diluted EPS	$0.98	$1.31

Diluted weighted average shares outstanding	69,006,968	68,324,146

(1) During the three months and year ended December 31, 2016, the Company recognized a $5.1 million and $55.2 million discrete release on our deferred income tax valuation allowance, respectively. We released the valuation allowance for federal and certain state jurisdictions as positive factors outweighed negative evidence, specifically the Company was no longer in a cumulative loss position as of December 31, 2016. However, as of December 31, 2017 and 2016, the Company still remains in a full valuation allowance position for certain state and provinces.

3.	Operating segment results for the three months and year ended December 31, 2017 and 2016 are as follows:

	For the three months ended
(Amounts in thousands)	December 31, 2017		December 31, 2016
Net sales
Siding, Fencing and Stone	$237,589	46%	$207,140	45%
Windows and Doors	279,269	54%	255,153	55%
	$516,858	100%	$462,293	100%
Gross profit
Siding, Fencing and Stone	$57,476	24%	$54,714	26%
Windows and Doors	52,658	19%	48,770	19%
	$110,134	21%	$103,484	22%

Operating earnings (loss)
Siding, Fencing and Stone	$31,224	13%	$30,527	15%
Windows and Doors	10,030	4%	7,917	3%
Unallocated	(6,822)	(1)%	(9,715)	(2)%
	$34,432	7%	$28,729	6%

	For the year ended
(Amounts in thousands)	December 31, 2017		December 31, 2016
Net sales
Siding, Fencing and Stone	$970,198	47%	$886,851	46%
Windows and Doors	1,086,105	53%	1,024,993	54%
	$2,056,303	100%	$1,911,844	100%
Gross profit
Siding, Fencing and Stone	$248,249	26%	$259,485	29%
Windows and Doors	220,264	20%	202,789	20%
	$468,513	23%	$462,274	24%

Operating earnings (loss)
Siding, Fencing and Stone	$146,753	15%	$157,058	18%
Windows and Doors	56,435	5%	43,579	4%
Unallocated	(28,930)	(1)%	(32,141)	(2)%
	$174,258	8%	$168,496	9%

4.	Long-term debt amounts in the selected balance sheets at December 31, 2017 and 2016 consisted of the following:

(Amounts in thousands)	December 31, 2017	December 31, 2016

Senior secured asset based revolving credit facility	$—	$—
6.50% Senior notes due 2022, net of unamortized early tender premium,
discount and debt issuance costs of $41,681 and $49,935, respectively	608,319	600,065
Term Loan Facility due 2021, net of unamortized early tender premium,
discount and debt issuance costs of $10,560 and $17,854, respectively	203,315	240,321
	$811,634	$840,386
Less current portion of long-term debt	(4,300)	(4,300)
	$807,334	$836,086

5.	The following is a summary of selected balance sheet amounts at December 31, 2017 and 2016:

(Amounts in thousands)	December 31, 2017	December 31, 2016

Cash and cash equivalents	$71,416	$51,597
Accounts receivable, less allowances	249,533	209,919
Inventories	196,491	161,956
Prepaid expenses and other current assets	45,900	26,850
Property and equipment, net	174,532	165,556
Intangible assets, net	83,675	104,159
Goodwill	480,563	478,514
Accounts payable	85,720	75,398
Payable to related parties pursuant to tax receivable agreement-current	51,356	25,383
Payable to related parties pursuant to tax receivable agreement-non-current	18,125	54,336
Long-term debt	807,334	836,086
Stockholders' equity	81,921	4,106

Ply Gem Holdings, Inc.
Investor Relations Contact:
investors@plygem.com
919-677-3901